Exhibit 10.13

PHANTOM EQUITY PLAN

OF

OAKTREE CAPITAL GROUP, LLC AND ITS AFFILIATES

Effective as of January 1, 2008

-i-

PHANTOM EQUITY PLAN

OF

OAKTREE CAPITAL GROUP, LLC AND ITS AFFILIATES

1. Adoption and Purpose. Oaktree Capital Group, LLC, a Delaware limited liability company (“Oaktree”), hereby establishes and adopts this Phantom Equity Plan (this “Plan”) on behalf of itself and its Affiliates (each of Oaktree and such Affiliates, an “Oaktree Group Member” and, collectively, the “Oaktree Group”), effective as of January 1, 2008. The general purpose of this Plan is to promote the long-term financial interests and growth of the Oaktree Group by, among other things, providing select investment professionals, other employees, directors and consultants of the Oaktree Group with phantom equity awards that are calculated by reference to the limited partner units of Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”).

2. Definitions. Capitalized terms used but not otherwise defined in the provisions of this Plan shall have the meanings ascribed to them in the Amended and Restated Limited Partnership Agreement of OCGH, dated as of January 1, 2008 (as may be amended, modified, supplemented or restated from time to time, the “Partnership Agreement”); provided that any term defined in the Partnership Agreement that refers to Service Partners shall, when used in this Agreement, be construed to refer to Recipients (as defined below).

3. Awards and Award Agreements. Subject to the express provisions of this Plan, Oaktree may, at any time and from time to time, award (an “Award”) to any Person whom Oaktree determines to receive such Award (the “Recipient”) the right hereunder to receive the cash payments contemplated by Sections 6 and 7(f) (collectively, “Phantom Equity Payments”) pursuant to the terms and conditions of this Plan and the Award Agreement (as defined below) evidencing such Award. Each Award shall be evidenced by a written agreement (as may be amended, modified, supplemented or restated from time to time, an “Award Agreement”) between the Grantor (as defined below) and Recipient of such Award. Each Award Agreement shall, at the minimum, specify:

(a) the effective date (the “Effective Date”) of the Award being granted thereunder;

(b) the specific Oaktree Group Member (the “Grantor”) that will be obligated to make the Phantom Equity Payments for such Award;

(c) the number of Units by which such Award will be calculated (the “Notional Units”) and, in the event such Units are of a specific class or series or are subject to a Unit Designation, such class, series or Unit Designation; and

(d) such other terms, conditions and other details applicable to such Award that Oaktree deems to be relevant in its sole discretion.

The terms, conditions and other details applicable to any Award need not be identical or similar to the terms, conditions and other details applicable to any other Award. No Award shall be deemed to have been granted until such time as such Award has been specifically authorized by Oaktree and an Award Agreement evidencing such Award has been executed and delivered by the Grantor and Recipient of such Award.

4. Vesting. Except as otherwise provided in the Award Agreement evidencing an Award, the Notional Units for such Award shall be unvested as of the Effective Date of such Award. Subject to Section 5, such Notional Units shall vest in accordance with the vesting schedule for such Notional Units set forth in such Award Agreement (each vested Notional Unit, a “Vested Notional Unit”); provided that, except as otherwise provided in the Award Agreement evidencing an Award, (a) Oaktree may accelerate the vesting of any Notional Unit for such Award, including by causing such Notional Unit to vest immediately and automatically, and (ii) upon the Incapacitation of the Recipient of such Award, all unvested Notional Units for such Award shall vest immediately and automatically.

5. Forfeiture of Award. Except as otherwise determined by Oaktree, if any Recipient ceases to provide services to the Oaktree Group (other than as a result of his or her Incapacitation) for any reason or no reason at all (including termination of such services by any Oaktree Group Member without Cause), then all of the unvested Notional Units for each Award of such Recipient shall be immediately and automatically forfeited on the effective date such Recipient ceases to provide services to the Oaktree Group, with the effect that the number of Notional Units for such Award shall thereafter cease to include such unvested Notional Units. For example, if a Recipient is granted an Award which consists of 5,000 Notional Units, and at the time such Recipient ceases to provide services to the Oaktree Group (other than as a result of his or her Incapacitation) 3,000 of such 5,000 Notional Units are unvested, then the number of Notional Units for such Award shall, after giving effect to the forfeiture contemplated by this Section 5, be reduced to 2,000.

6. Phantom Distribution Payments. The Grantor for each Award shall, substantially contemporaneously with any distribution under Article VII or Section 11.2(b) of the Partnership Agreement, as the case may be, to the Limited Partners, make a cash payment in respect of such Award to the Recipient of such Award (each such cash payment, a “Phantom Distribution Payment”) in an amount determined by Oaktree in good faith to be equal to the amount (if any) that would have been distributed by OCGH to the Recipient under Article VII or Section 11.2(b) of the Partnership Agreement, as the case may be, if (a) the Recipient were a Limited Partner, (b) the Notional Units for such Award were actual issued and outstanding Units held by such Limited Partner, (c) all other Recipients of all other Awards were admitted as Limited Partners as of the respective Effective Dates of their Awards, and (d) the Notional Units for all such other Awards were actual Units that were issued to such other Recipients as of their respective Effective Dates, all as determined by Oaktree in good faith and, in each case, subject to Sections 10 and 11.

7. Sale Proceeds.

(a) For purposes of this Plan, “Sale Unit” means, with respect to any Award, (i) any Vested Notional Unit for such Award that has become a Sale Unit pursuant to the terms and conditions of the Award Agreement evidencing such Award, provided that, in the event the Award Agreement evidencing such Award does not specify the terms and conditions pursuant to which the Vested Notional Units for such Award become Sale Units, then each such Vested Notional Unit shall be deemed to be a Sale Unit, and (ii) any other Notional Units for such Award that Oaktree determines, at any time and from time to time, to be Sale Units (regardless of whether such Notional Units are Vested Notional Units at the time of such determination).

(b) Each Recipient may request with respect to each Open Period (each Recipient who makes such a request, a “Selling Recipient”), by delivery of written notice (a “Sale Notice”) to Oaktree, that the Notional Units for his or her Award be permanently reduced by the specified number of Sale Units in such Sale Notice. Sale Notices shall be in the form prescribed from time to time by Oaktree. Except as otherwise permitted by Oaktree:

(i)	Sale Notices shall be irrevocable once delivered and must be unconditional;

(ii)	any Sale Notice that purports to be revocable or conditional may be ignored or treated as irrevocable and unconditional;

(iii)	any Sale Notice that purports to request for a permanent reduction to occur at a time that is not an Open Period shall be null and void; and

(iv)	any Sale Notice that is delivered with respect to any Open Period shall not be valid with respect to any other Open Period and, in the event all or any of the Sale Units whose permanent reduction is being requested by such Sale Notice is not reduced, the Selling Recipient shall be required to submit a new Sale Notice.

(c) In connection with each Open Period, Oaktree shall determine the number of Sale Units that will be permanently reduced pursuant to this Section 7, taking into account such factors as Oaktree deems appropriate, including:

(i)	the extent to which the Oaktree Group may need to sell Issuer Equity to finance the Sale Proceeds (as defined below);

(ii)	the extent to which Limited Partners are able to redeem their Redeemable Units in connection with such Open Period under Section 6.1 of the Partnership Agreement; and

(iii)	the extent to which material non-public information is available to the Selling Recipients but not available to prospective purchasers of Issuer Equity.

(d) If the number of Sale Units that the Selling Recipients have requested to be permanently reduced in connection with an Open Period exceeds the number of Sale

Units that Oaktree has determined will be accepted for permanent reduction, then Oaktree may select the particular Sale Units in such manner as Oaktree determines to be appropriate. Without limiting the foregoing, Oaktree, in selecting the particular Sale Units, may:

(i)	limit the Sale Units of each Selling Recipient on a pro rata basis consistent with any reduction pursuant to Section 6.1(b) of the Partnership Agreement of the number of Redeemable Units that OCGH will redeem in connection with such Open Period;

(ii)	limit the Sale Units of each Selling Recipient by a fixed number, regardless of the number of Sale Units that such Selling Recipient has requested to be permanently reduced;

(iii)	give priority to Selling Recipients whose proferred Sale Units were rejected in whole or in part during prior Open Periods;

(iv)	give priority to Selling Recipients who may face financial hardship if denied the opportunity;

(v)	give priority to Selling Recipients who are then providing services to the Oaktree Group; and

(vi)	consider such other factors as Oaktree determines to be appropriate.

(e) In exchange for full payment of the Sale Proceeds, Oaktree may permanently reduce all or any portion of the Notional Units for an Award, by notice to the Recipient of such Award, at any time and from time to time:

(i)	commencing five years after such Recipient ceases to provide services to the Oaktree Group, if Oaktree provides six months advance notice of its intent to do so;

(ii)	if Oaktree determines that such permanent reduction is necessary or advisable to avoid a material risk of a violation by Oaktree, the Grantor of such Award or any other Oaktree Related Person (as defined below) of any applicable law; or

(iii)	if Oaktree determines that such permanent reduction is necessary or advisable to avoid a material risk of Oaktree, the Grantor of such Award or any other Oaktree Related Person being subject to any material regulatory requirement that it, he or she otherwise would not be subject.

For purposes of this Plan, “Oaktree Related Person” means (x) any Oaktree Group Member, (y) the current and former principals, officers, directors, employees and duly authorized agents and representatives of any Oaktree Group Member, and (z) the current and former direct and indirect shareholders, partners, members and equityholders of any Oaktree Group Member (other than the current and former direct and indirect shareholders, partners, members and equityholders of the Issuer who are not otherwise included in either of the foregoing clause (x) or (y)).

(f) The effective date of any permanent reduction of Notional Units for an Award pursuant to this Section 7 shall be the Redemption Date for the Open Period with respect to which such permanent reduction was requested (or, in the event of a permanent reduction pursuant to Section 7(e), on such date as may be selected by Oaktree, which date may be changed, suspended or revoked at any time and from time by Oaktree and which date shall be treated as a Redemption Date for purposes of this Plan). On such Redemption Date, the Notional Units for such Award shall be permanently reduced (but not below zero) by the lesser of (x) the number of Sale Units specified in the Sale Notice of the Selling Recipient or (y) the number of such specified Sale Units that Oaktree has determined pursuant to Sections 7(c) and 7(d); provided that, in the event of a permanent reduction pursuant to Section 7(e), the Notional Units for such Award shall be permanently reduced (but not below zero) by the number of Sale Units determined by Oaktree in its sole discretion. The Grantor of such Award shall make a cash payment to such Selling Recipient in respect of such permanent reduction (each such cash payment, the “Sale Proceeds”) in an amount determined by Oaktree in good faith to be equal to the amount (if any) that would have been paid to such Selling Recipient if (i) such Selling Recipient were a Limited Partner, (ii) the Sale Units were actual issued and outstanding Units held by such Limited Partner, (iii) OCGH had redeemed pursuant to Section 6.4 of the Partnership Agreement on such Redemption Date from such Limited Partner all such Sale Units that were so permanently reduced, (iv) all of the Equivalent OpCo Units that would have been received by such Limited Partner pursuant to Section 6.4 of the Partnership Agreement in connection with such redemption were exchanged on the Redemption Date pursuant to the Exchange Agreement, and (v) all Issuer Equity or other non-cash consideration receivable by such Limited Partner pursuant to such exchange were sold on such Redemption Date for the value thereof, all as determined by Oaktree in good faith and, in each case, subject to Sections 10 and 11.

8. Economic Intent of Awards. It is the intent of this Plan that each Award shall approximate, on a pre-tax basis, subject to the terms, conditions and provisions of this Plan, the Partnership Agreement, the Exchange Agreement and the Award Agreement evidencing such Award, the economic interest the Recipient of such Award would have had in OCGH from time to time if (a) such Recipient were admitted as a Limited Partner as of the Effective Date of such Award, (b) the Notional Units for such Award were actual Units that were issued to such Recipient as of the Effective Date, (c) all other Recipients of all other Awards were admitted as Limited Partners as of the respective Effective Dates of their Awards, and (d) the Notional Units for all such other Awards were actual Units that were issued to such other Recipients as of their respective Effective Dates, all as determined by Oaktree in good faith; provided that nothing in this Plan is intended to confer upon any Recipient any economic benefit that may inure to any Limited Partner by reason of the Tax Receivable Agreement. For example, if a Recipient were granted an Award with an Effective Date of January 1, 2008 for 10,000 Notional Units of no particular class or series and that are not subject to any Unit Designation, then it would be the intent of this Plan that such Award shall approximate, subject to the terms, conditions and provisions of this Plan, the Partnership Agreement, the Exchange Agreement and the Award Agreement evidencing such Award, the economic interest such Recipient would have had in OCGH from time to time had the Recipient been issued 10,000 Units and admitted as a Limited Partner as of January 1, 2008, all as determined by Oaktree in good faith, on a fully diluted basis that treats all other Awards as if the Notional Units thereof were actual issued and outstanding Units, and without regard to any economic benefit that may inure to any Limited Partner by reason of the Tax Receivable Agreement.

9. Certain Acknowledgments and Disclaimers. Notwithstanding any provision of this Plan to the contrary:

(a) the relationship between an Award and the economic interest in Units that such Award is intended to approximate is an approximation only, and it is understood that such Award may not necessarily be an accurate or complete approximation of such economic interest;

(b) the payments a Recipient is entitled to receive with respect to an Award shall be limited to the Phantom Equity Payments attributable to such Award, regardless of whether the amount of such Phantom Equity Payments would differ from the amount such Recipient would have received as distributions and payments under the Partnership Agreement had such Recipient been a Limited Partner holding the Units that such Award is intended to approximate;

(c) (i) a Recipient’s right to receive Phantom Equity Payments attributable to an Award is a contractual obligation of the Grantor for such Award in the nature of a simple unsecured debt, (ii) the obligation to make any Phantom Equity Payment attributable to an Award is solely the obligation of the Grantor for such Award and is not an obligation of any other Oaktree Related Person, and (iii) in the event any Phantom Equity Payment attributable to an Award is not made when due, no recourse shall be available against any Oaktree Related Person (other than the Grantor for such Award);

(d) no Grantor shall have any obligation to set aside, segregate, establish reserves, or otherwise fund prior to payment, any amounts for purposes of funding Phantom Equity Payments;

(e) an Award does not constitute a limited partner interest or other equity interest in OCGH, Oaktree, the Grantor of such Award or any other Oaktree Group Member or an interest in any particular asset of OCGH, Oaktree, the Grantor of such Award or any other Oaktree Group Member, and nothing in this Plan is intended to confer upon any Recipient the status or any of the rights of a Limited Partner, an equityholder in Oaktree, an equityholder in any Grantor, or an equityholder in any other Oaktree Group Member;

(f) neither the establishment or adoption of this Plan, nor the eligibility of any Person for an Award, nor the grant of any Award to any other Person, nor anything contained in this Plan, shall be deemed to (i) confer upon any Person any right to be granted an Award or (ii) require any Award to any Recipient to be similar to any Award that is made to another Recipient, regardless of whether such Recipients share similar qualities, are in similar positions or have similar responsibilities, or are otherwise similar in any respect; and

(g) neither the establishment or adoption of this Plan, nor the eligibility of any Person for an Award, nor the grant of any Award to any other Person, nor anything contained in this Plan, shall be deemed to (i) confer upon any Person any right to be employed (or to be continued to be employed) by any Oaktree Group Member, or, to the extent permitted by applicable law, in any way (ii) affect such Oaktree Group Member’s right to terminate any such employment with or without cause and with or without notice, or in any way change the status of any employee of such Oaktree Group Member as an at-will employee.

10. Return of Phantom Equity Payments. Because distributions made by OCGH to its Partners with respect to a Fiscal Year are treated under Section 7.5 of the Partnership Agreement as advances to such Partners pending final determination that the amounts advanced to each Partner were properly computed and permissible, all Phantom Equity Payments made with respect to a Fiscal Year shall be treated as advances to Recipients pending final determination that the amounts advanced to each Recipient were properly computed and permissible. Such determination shall be made by the following March 31 by Oaktree’s auditors (or such later date to the extent Oaktree’s auditors are unable to make such determination by such March 31). Any additional Phantom Equity Payments due to a Recipient as the result of such determination shall be paid to him or her without interest before any other Phantom Equity Payments are made. Following such determination by Oaktree’s auditors, any excess advances made to a Recipient shall be repaid by such Recipient without interest within 60 calendar days following such determination unless Oaktree determines otherwise. Except for payments made in violation of applicable law, this Plan or any Award Agreement, and except as provided in this Section 10 or in Section 11, no Recipient shall be obligated to return any Phantom Equity Payment to the Grantor that made such Phantom Equity Payment or pay the amount of any Phantom Equity Payment for the account of such Grantor or to any creditor of such Grantor.

11. Withholding. Notwithstanding any provision of this Plan to the contrary, each Oaktree Group Member is authorized to withhold from any amounts payable to any Recipient with respect to his or her Award (including from any and all Phantom Equity Payments payable to such Recipient), and to pay over to any Governmental Authority, any amounts required to be withheld pursuant to the Code or any provisions of any other U.S. federal, state, local or foreign law. In addition, and notwithstanding any provision of this Plan to the contrary, each Oaktree Group Member is authorized to withhold from any amounts payable to any Recipient with respect to his or her Award (including from any and all Phantom Equity Payments payable to such Recipient), and to pay over to any Oaktree Group Member, any amounts owed by such Recipient to such Oaktree Group Member. Any amounts withheld pursuant to this Section 11 shall be treated as paid to such Recipient for all purposes relating to this Plan, and, if withheld from amounts allocated but not paid, shall be offset against the next amounts otherwise payable to such Recipient.

12. Information Rights. Substantially contemporaneously with the provision by OCGH to the Limited Partners of any report pursuant to Section 8.4 of the Partnership

Agreement, Oaktree shall cause a copy of such report to be provided to each Recipient. In addition, Oaktree shall cause to be prepared and provided to each Recipient, as soon as reasonably practicable after the close of each taxable year of Oaktree, such income tax information in respect of the Award granted to such Recipient for such taxable year as may be reasonably necessary or appropriate to enable such Recipient to comply with such Recipient’s income tax filing obligations to all applicable national, state and local tax authorities.

13. Transfer Restrictions. No Recipient shall assign, sell, or otherwise transfer, or pledge, mortgage, grant a security interest in or otherwise encumber (each, an “Assignment”), all or any part of its interest in any Award (including any right to receive any Phantom Equity Payments in respect thereof and any other rights of such Recipient under any Award Agreement), or enter into any agreement contemplating any Assignment thereof, without the prior written consent of Oaktree, which consent may be withheld in the sole discretion of Oaktree. No Assignment in respect of an Award shall be deemed to be effective until such time as such Assignment has been specifically authorized by Oaktree, as provided in the previous sentence, and a written instrument evidencing such Assignment has been executed and delivered by the Grantor for such Award and the Recipient for such Award. Any purported Assignment by a Recipient in respect of an Award in violation of this Section 13 shall be void ab initio.

14. Administration. Subject to the express provisions of this Plan, Oaktree shall have plenary authority to administer this Plan, including to:

(a) determine all Awards (including (i) the criteria that a Person must satisfy in order to be eligible for an Award, (ii) the Recipient of each Award, (iii) the terms and conditions of each Award, including all of the items described in Sections 3(a) through 3(d) with respect to such Award, and (iv) the provisions of each Award Agreement);

(b) prescribe, amend and rescind such policies and procedures relating to this Plan (including policies and procedures relating the permanent reduction of Sale Units under Section 7);

(c) interpret this Plan and correct any defect or omission or reconcile any inconsistency or conflict with respect to this Plan; and

(d) make all other determinations deemed necessary, appropriate, advisable or convenient for the administration of this Plan.

All determinations, interpretations, calculations, adjustments and other actions of Oaktree that are within its authority hereunder shall be made in good faith by Oaktree and shall be binding and conclusive on all Recipients absent manifest error. In connection with any such determination, interpretation, calculation, adjustment or other action, Oaktree shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Plan, in such a manner as it determines in good faith to be fair and equitable, and such resolution or interpretation shall be binding and conclusive on all Recipients absent manifest error. To the fullest extent permitted by applicable law, and notwithstanding any provision of this Plan or in any Award Agreement to the contrary or applicable provisions of law or equity or otherwise, whenever any Oaktree Related Person is permitted or required to make a decision (including whether to take an action or not or waive a provision or not) in connection with the administration of this Plan, (x) unless some other standard is specified, such Oaktree Related Person may make such decision in its sole discretion, meaning such Oaktree Related Person shall be entitled to consider only such interests and factors as it, he or she desires and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest or factor affecting any Recipient (other than a duty to act in good faith), or (y) under another express standard, such Oaktree Related Person shall act under such express standard and shall not be subject to any other or different standard. No Oaktree Related Person shall be liable for taking any action in connection with the administration of this Plan in the absence of a material breach of an express provision of this Plan by such Oaktree Related Person.

15. Actions Relating to OCGH. For the avoidance of doubt, the existence of any Award shall not affect in any way the right or power of OCGH, or the General Partner, or the Limited Partners, to take any action with respect to OCGH, including to make or authorize:

(a) any recapitalization, reorganization or other changes in the capital structure of OCGH, or any merger or consolidation of OCGH;

(b) any creation, issuance or sale of any securities, including (i) Additional Units, whether of the same series or class as a series or class then existing, a new series or class or otherwise, (ii) bonds, debentures or debt securities, and (iii) any securities with preference ahead of any series or class of Units;

(c) any dissolution or liquidation of OCGH; or

(d) any amendment to the Partnership Agreement or the Exchange Agreement.

16. Construction. Every covenant, term, and provision of this Plan shall be construed simply according to its fair meaning and not strictly for or against any party hereto. All article or section headings or other captions in this Plan are for convenience only, and they shall not be deemed part of this Plan and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context clearly indicates otherwise: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) provisions apply to successive events and transactions; (d) each definition herein includes the singular and the plural; (e) each reference herein to any gender includes the masculine, feminine, and neuter where appropriate; (f) the word “including” when used herein means “including, but not limited to,” and the word “include” when used herein means “include, without limitation”; and (g) references herein to specified article or section numbers refer to the specified article or section of this Plan. The words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Plan as a whole and not to any particular provision of this Plan. The words “applicable law” and any other similar references to the law include all applicable statutes, laws (including common law), treaties, orders, rules, regulations, determinations, orders, judgments, and decrees of any Governmental Authority. The abbreviation “U.S.” refers to the United States of America. All monetary amounts expressed herein by the use of the words “U.S. dollar” or “U.S. dollars” or the symbol “$” are expressed in the lawful currency of the United States of America. The words “foreign” and “domestic” shall be interpreted by reference to the United States of America.

17. Notices. Any notice to any Recipient who is then providing services to the Oaktree Group that is required or permitted to be given to such Recipient in connection with this Plan shall be in writing and shall be delivered to such Recipient at the principal office of the primary Oaktree Group Member for which such Recipient is providing services or at such other place where such Recipient may be found. Any notice to such a Recipient which is delivered to such principal office when such Recipient is absent from the office shall, if reasonable efforts have been made to deliver it to him or her elsewhere, be deemed delivered to him or her on the next succeeding business day, if he or she does not actually receive such notice sooner. Any notice to any Recipient who is not then providing services to the Oaktree Group that is required or permitted hereunder to be given to such Recipient in connection with this Plan shall be in writing and shall be delivered to such Recipient at the address or facsimile number of such Recipient that had been most recently provided by such Recipient to Oaktree. Any notice required or permitted to be given to any Oaktree Group Member in connection with this Plan shall be in writing and shall be delivered to such Oaktree Group Member at the principal office of Oaktree. A written notice may be delivered by facsimile transmission.

18. Amendment and Termination. Oaktree may amend this Plan (and any amendment of this Plan shall constitute a pro tanto amendment of each Award Agreement), at any time, without prior notice to or the consent of any Recipient; provided that no such amendment shall be effective unless such amendment is evidenced by a written instrument executed by or on behalf of Oaktree; provided further that no amendment of this Plan shall be effective with respect to an Award granted prior to such amendment if such amendment would materially and adversely deprive the Recipient of such Award of the economic benefit intended to be conferred upon such Recipient by the grant of such Award, unless such Recipient has consented to such amendment or unless Oaktree has replaced such Award with a substitute arrangement that is no less favorable to such Recipient in any material economic respect than such Award (determined on a pre-tax basis). In addition, Oaktree may terminate this Plan (and any termination of this Plan shall constitute a pro tanto termination of each Award Agreement), at any time, without prior notice to or the consent of any Recipient; provided that no termination of this Plan shall be effective unless such termination is evidenced by a written instrument executed by or on behalf of Oaktree; provided further that a termination of this Plan shall be implemented in a manner such that, with respect to Awards granted prior to such termination, each Recipient is not materially and adversely deprived of the economic benefit intended to be conferred upon such Recipient by the grant of such Award, unless such Recipient has consented to such termination or unless Oaktree has replaced such Award with a substitute arrangement that is no less favorable to such Recipient in any material economic respect than such Award.

19. Arbitration of Disputes.

(a) Any and all disputes, claims or controversies arising out of or relating to this Plan, including any and all disputes, claims or controversies arising out of or relating to (i) an Award, (ii) any Recipient’s rights and obligations hereunder or under any Award Agreement, (iii) the validity or scope of any provision of this Plan or any Award Agreement, (iv) whether a particular dispute, claim or controversy is subject to arbitration under this Section 19, and (v) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration before Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. Either Oaktree or the disputing Recipient may commence the arbitration process by filing a written demand for arbitration with JAMS and delivering a copy of such demand to the other in accordance with the notice procedures set forth in Section 17. The arbitration shall take place in Wilmington, Delaware, and shall be conducted in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The Recipient shall cooperate with JAMS and with Oaktree in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The arbitrator selected shall be neutral and a former Delaware chancery court judge or, if such judge is not available, a former U.S. federal judge with experience in adjudicating matters under the law of the State of Delaware; provided that if no such person is both willing and able to undertake such a role, the Recipient and Oaktree shall cooperate with each other and JAMS in good faith to select such other person as may be available from a JAMS’ panel of neutrals with experience in adjudicating matters under the law of the State of Delaware. The Recipient and Oaktree shall participate in the arbitration in good faith. Oaktree shall pay those costs, if any, of arbitration that it must pay to cause this Section 19 to be enforceable, and all other costs of arbitration shall be shared equally between the Recipient and the Oaktree.

(b) Neither the Recipient nor Oaktree shall be entitled to undertake discovery in the arbitration; provided that, if discovery is required by applicable law, discovery shall not exceed (i) one witness deposition plus the depositions of any expert designated by the other party or parties, (ii) two interrogatories, (iii) ten document requests, and (iv) ten requests for admissions; provided further that additional discovery may be permitted to the extent such additional discovery is required by applicable law for this Section 19 to be enforceable. The arbitrator shall have no power to modify any of the provisions of this Plan or any Award Agreement, to make an award or impose a remedy that, in each case, is not available to the Delaware chancery court or to make an award or impose a remedy that was not requested by a party to the dispute, and the jurisdiction of the arbitrator is limited accordingly. To the extent permitted by applicable law, the arbitrator shall have the power to order injunctive relief, and shall expeditiously act on any petition for such relief.

(c) The provisions of this Section 19 may be enforced by any court of competent jurisdiction, and, to the extent permitted by applicable law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Plan to the contrary, any party to an arbitration pursuant to this Section 19 shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that such a restraining order or injunction may be granted without the necessity of posting any bond.

(d) The details of any arbitration pursuant to this Section 19, including the existence and outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided that such party may make such disclosures as are required by applicable law or legal process; provided further that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 19 and who are obligated to keep such information confidential to the same extent as such party. If either a Recipient or Oaktree, as the case may be, receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such Recipient or Oaktree, as the case may be, shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.

(e) For the avoidance of doubt, (i) any arbitration pursuant to this Section 19 shall not include any disputes, claims or controversies that do not arise out of or relate to this Plan, and (ii) any arbitration pursuant to this Section 19 of disputes, claims or controversies arising out of or relating to this Plan is intended to be separate and distinct proceeding from any arbitration or other adjudication of disputes, claims or controversies between Recipients, a Recipient and Oaktree, or a Recipient and another Oaktree Group Member, that do not arise out of or relate to this Plan.

20. Controlling Law. To the maximum extent permitted by applicable law, and except as otherwise provided in an Award Agreement, this Plan and each Award Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder and thereunder, in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware; provided that, except as otherwise provided in an Award Agreement, the enforceability of Section 19 shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq., and not the laws of the State of Delaware.

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AWARD AGREEMENT

(Made under the Phantom Equity Plan of Oaktree Capital Group, LLC and its Affiliates)

This AWARD AGREEMENT (as may be amended, modified, supplemented or restated from time to time, this “Agreement”) is made as of March 31, 2011, by and between OAKTREE CAPITAL MANAGEMENT LIMITED, a private limited company organized under the laws of the United Kingdom (the “Grantor”), and             , a natural person (the “Recipient”), pursuant to, and subject to the terms, conditions and provisions of, that certain Phantom Equity Plan (as may be amended, modified, supplemented or restated from time to time, the “Plan”), established and adopted as of January 1, 2008, by Oaktree Capital Group, LLC, a Delaware limited liability company (“Oaktree”), on behalf of itself and its Affiliates (each of Oaktree and such Affiliates, an “Oaktree Group Member” and, collectively, the “Oaktree Group”). Capitalized terms used by not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Recitals

WHEREAS, the Oaktree Group maintains the Plan for the purpose of promoting the long-term financial interests and growth of the Oaktree Group by, among other things, providing select investment professionals, other employees, directors and consultants of the Oaktree Group with phantom equity awards that are calculated by reference to the limited partner units of Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”);

WHEREAS, the Grantor is an Affiliate of Oaktree, and the Recipient is an employee of the Grantor;

WHEREAS, it is the opinion of Oaktree, after considering, among other factors, the services provided by the Recipient to the Grantor and the services expected to be provided by Recipient to the Grantor, that the grant of an award under the Plan to the Recipient would further the Plan’s purpose;

WHEREAS, Oaktree has authorized the grant of the Award (as defined below) hereunder to the Recipient pursuant and subject to the terms, conditions and provisions of the Plan; and

WHEREAS, this Agreement is intended, for all purposes under the Plan, to constitute an Award Agreement evidencing the Award;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Agreement

1. Grant of Award. Subject to the express provisions of the Plan, the Recipient is hereby granted the right under the Plan (the “Award”) to receive Phantom Equity Payments pursuant and subject to the terms, conditions and provisions of the Plan and this Agreement. In connection therewith:

(a)	the Effective Date for the Award shall be March 31, 2011;

(b)	the Grantor for the Award shall be OAKTREE CAPITAL MANAGEMENT LIMITED; and

(c)	the number of Notional Units for the Award shall be UNITS.

The parties hereto acknowledge that all or any portion of the Notional Units (including any Vested Notional Units) may be forfeited at any time upon the mutual agreement of the parties hereto. For the avoidance of doubt, upon such forfeiture the Recipient shall no longer be entitled to any Phantom Equity Payments, including any such payments attributable to any Vested Notional Units.

2. Vesting and Forfeiture of Notional Units.

(a) Each Notional Unit for the Award shall be unvested as of the Effective Date.              Notional Units shall vest on January 1, 2013, and an additional              of the Notional Units shall vest on January 1 of each calendar year thereafter until the Notional Units are fully vested on January 1, 20             , in each case, unless forfeited or accelerated pursuant to the Plan or the terms of this Agreement. For the avoidance of doubt, upon the vesting of any Notional Unit for the Award, such Notional Unit shall thereupon become a Vested Notional Unit for purposes of the Plan.

(b) If the Recipient ceases to be an employee of any Oaktree Group Member (other than as a result of his or her Incapacitation) for any reason or no reason at all (including termination of such employment by any Oaktree Group Member without Cause), then all of the unvested Notional Units for each Award of such Recipient shall be immediately and automatically forfeited on the effective date such Recipient ceases to be an employee of any Oaktree Group Member, with the effect that the number of Notional Units for such Award shall thereafter cease to include such unvested Notional Units. For example, if a Recipient is granted an Award which consists of 5,000 Notional Units, and at the time such Recipient ceases to be an employee of any Oaktree Group Member (other than as a result of his or her Incapacitation) 3,000 of such 5,000 Notional Units are unvested, then the number of Notional Units for such Award shall, after giving effect to the forfeiture contemplated by this Paragraph 2(b), be reduced to 2,000.

3. Sale Units. Subject to Section 7(a)(ii) of the Plan and the terms of this Agreement, each Notional Unit for the Award that has become a Vested Notional Unit shall become a Sale Unit for purposes of the Plan.

4. Recipient’s Obligation to Pay Taxes. The Recipient shall be responsible for any and all taxes relating to the Award, including amounts due or relating to Phantom Equity Payments. Without limiting Section 11 of the Plan, the Recipient hereby agrees that Oaktree has the right to require reimbursement from the Recipient of any such taxes that are paid by the Grantor or any other Oaktree Group Member and to deduct any such taxes from any payment of any kind (including Phantom Equity Payments) otherwise due to the Recipient, including as necessary to satisfy any foreign, U.S. federal, state or local withholding tax requirements and from payments receivable by the Recipient under the Plan, this Agreement or otherwise. As security for the full, prompt and complete payment and performance when due of all of the Recipient’s obligations under this Paragraph 4 (including its obligation to reimburse the Grantor and other Oaktree Group Members for any such taxes that are paid by them), the Recipient hereby unconditionally and irrevocably grants to the Grantor a security interest in the Award and on all proceeds directly or indirectly receivable by the Recipient in respect of the Award (including all Phantom Equity Payments receivable by the Recipient in respect of the Award). The Recipient shall take such actions as the Grantor may request from time to time to perfect or enforce such security interest and to otherwise maintain such security interest as a first priority lien in favor of the Grantor.

5. Certain Representations and Warranties. As an essential inducement to Oaktree and the Grantor to grant the Award to the Recipient, the Recipient hereby represents and warrants to the Oaktree Group as follows:

(a) Authority and Capacity. The Recipient has the legal capacity to execute and deliver this Agreement and to perform all of his or her obligations hereunder and with respect to the Plan. The Recipient has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Recipient, enforceable against the Recipient in accordance with their respective terms.

(b) No Conflict; Satisfaction of Conditions to Membership Transactions. To the knowledge of the Recipient, neither the execution and delivery by the Recipient of this Agreement, nor the performance by the Recipient of his or her obligations hereunder or with respect to the Plan, violates, conflicts with or constitutes a default or breach under, or will violate, conflict with or constitute a default or breach under any applicable law or any contract, indenture, agreement, instrument or mortgage binding on the Recipient or any of his or her properties.

(c) Receipt of Documentation; Access to Information. The Recipient acknowledges that he or she has received a copy of, and has reviewed carefully, (A) the Plan, the current form of which is attached as Exhibit A hereto, (B) the Partnership Agreement, the current form of which is attached as Exhibit B hereto, and (C) the Exchange Agreement, the current form of which is attached as Exhibit C hereto. In accepting the Award, the Recipient (i) has been provided with ample opportunity to discuss this Agreement, the Plan, the Award, the Partnership Agreement, the Exchange Agreement and the Oaktree Business (as defined below) with Oaktree and to ask Oaktree such questions regarding this Agreement, the Plan, the Award, the Partnership Agreement, the Exchange Agreement and the Oaktree Business, and to receive such answers to such questions and such other information, as the Recipient deems necessary, appropriate or advisable, and (ii) has been provided with ample opportunity to consult with such legal, tax, financial and other advisors of the Recipient regarding this Agreement, the Plan, the Award, the Partnership Agreement, the Exchange Agreement and the Oaktree Business as the Recipient deems necessary, appropriate or advisable. The Recipient has a preexisting personal and business relationship with the principals of the Oaktree Group, and such personal and business relationship is of a nature and duration so as to enable the Recipient to be aware of their character, business acumen and general business and financial circumstances.

(d) Tax Consequences. The Recipient understands that his or her receipt of the Award may cause him or her adverse tax consequences. The Recipient has reviewed the Award with his or her tax advisors and has not received or relied upon any tax advice from any Oaktree Related Person. No Oaktree Related Person has made any representation or warranty (and shall not otherwise be liable to the Recipient) as to the tax treatment of the Award under applicable law.

(e) Restricted Period. The Recipient understands and agrees that the Notional Units granted hereunder shall be taken into account in the calculation of the “Restricted Period” as defined in Section 1.1 of the Partnership Agreement as it applies to the Recipient.

(f) Understanding of Grant Documents. The Recipient understands each provision of this Agreement, the Plan, the Partnership Agreement and the Exchange Agreement as well as the terms and conditions of the Award. Without limiting the foregoing, the Recipient understands that the Award is subject to the terms, conditions and provisions of the Plan, including that:

(i)	the Award represents a contractual obligation on the part of the Grantor, in the nature of simple debt, to make Phantom Equity Payments attributable to the Award pursuant to the Plan and this Agreement, and such obligation is solely the obligation of the Grantor and not an obligation of any other Oaktree Related Person;

(ii)	Phantom Equity Payments attributable to the Award may be subject to withholding pursuant to Section 11 of the Plan, including tax withholding required under applicable law;

(iii)	the Recipient may not transfer the Award or any interest therein (including any interest in this Agreement or right to receive any Phantom Equity Payment), except to the extent permitted by Section 13 of the Plan;

(iv)	Oaktree has plenary authority to administer the Award and the Plan as described in Section 14 of the Plan;

(v)	the existence of the Plan and any Award shall not affect in any way the right of OCGH, the General Partner or the Limited Partners to

take any action with respect to OCGH, including those actions described in Section 15 of the Plan; and

(vi)	Oaktree may amend or terminate the Plan, at any time, without prior notice to or the consent of the Recipient, pursuant to Section 18 of the Plan.

In addition, the Recipient understands that the amount and timing of the Phantom Equity Payments attributable to the Award are calculated by reference to the provisions of the Partnership Agreement, which provisions may be amended from time to time pursuant to the terms of the Partnership Agreement, without prior notice to or the consent of the Recipient, and which amendments may affect the amount and timing of such Phantom Equity Payments. The Recipient further understands that OCGH may create, issue or sell, from time to time, additional Units, in each case, pursuant to the terms of Partnership Agreement, without prior notice to or the consent of the Recipient and that such creation, issuances and sales will result in a dilution of the Units in OCGH that the Award is intended to approximate.

If the Recipient becomes aware that any representation or warranty made by him or her in this Agreement would be incorrect in any material respect if such representation or warranty were to be made as of any subsequent date, or that the Recipient is unable fulfill or perform in any material respect any of his or her covenants or agreements in this Agreement or under the Plan, the Recipient shall promptly notify Oaktree of such inaccuracy or inability.

6. Further Assurances. The Recipient agrees to execute all documents reasonably requested by the Grantor to carry out the purpose of this Agreement and to cooperate with the Grantor in connection with the expeditious filing of any and all documents and the fulfillment of the terms of this Agreement.

7. Arbitration. Any and all disputes, claims or controversies arising out of or relating to this Agreement shall be resolved pursuant to Section 19 of the Plan.

8. Severability. If any part of the Plan or this Agreement is held by an arbitrator or court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of the Plan or this Agreement, as applicable, for the purpose only of the particular legal proceedings in question, and all other covenants and provisions of the Plan and this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

9. Controlling Law. In accordance with Section 20 of the Plan, this Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware by residents of the State of Delaware; provided that the enforceability of Paragraph 8 above and Section 19 of the Plan shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., and not the laws of the State of Delaware.

10. Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto. All article or section headings or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context clearly indicates otherwise: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) provisions apply to successive events and transactions; (d) each definition herein includes the singular and the plural; (e) each reference herein to any gender includes the masculine, feminine, and neuter where appropriate; (f) the word “including” when used herein means “including, but not limited to,” and the word “include” when used herein means “include, without limitation”; and (g) references herein to specified article or section numbers refer to the specified article or section of this Agreement . The words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement . The words “applicable law” and any other similar references to the law include all applicable statutes, laws (including common law), treaties, orders, rules, regulations, determinations, orders, judgments, and decrees of any Governmental Authority. The abbreviation “U.S.” refers to the United States of America. All monetary amounts expressed herein by the use of the words “U.S. dollar” or “U.S. dollars” or the symbol “$” are expressed in the lawful currency of the United States of America. The words “foreign” and “domestic” shall be interpreted by reference to the United States of America.

11. Notices. Any notice that is required or permitted hereunder to be given to any party hereto shall be given pursuant to Section 17 of the Plan.

12. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the Award and the subject matter hereof and supersede all prior agreements, oral and written, between the parties hereto with respect to the Award and the subject matter hereof. In the event that any provision of this Agreement conflicts in any way with the Plan, such provision shall be prevail to the extent that Oaktree expressly and intentionally intended for such provision to prevail over the Plan. If, due to administrative error, this Agreement does not accurately reflect an award properly granted to the Recipient under the Plan, Oaktree, acting through the Grantor, reserves the right to cancel this Agreement or any other erroneous document and, if appropriate, to replace the cancelled document with a corrected document.

13. Amendment and Termination. For the avoidance of doubt, Oaktree may amend and terminate the Plan pursuant to Section 18 of the Plan. In addition, Oaktree may amend or terminate this Agreement, at any time, without prior notice to or the consent of the Recipient; provided that no such amendment or termination shall be effective unless such amendment or termination is evidenced by a written instrument executed by or on behalf of Oaktree; provided further that no such amendment or termination shall be effective if such amendment or amendment would materially and adversely deprive the Recipient of the economic benefit intended to be conferred upon the Recipient by the grant of the Award, unless the Recipient has consented to such amendment or termination or unless Oaktree has replaced the Award with a substitute arrangement that is no less favorable to the Recipient in any material economic respect than the Award. The Grantor shall cause to be provided to the Recipient a copy of each amendment to the Plan or this Agreement, in each case, promptly after the adoption of such amendment.

14. Counterpart Execution; Successors and Assigns. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and shall become effective when the separate counterparts have been exchanged between the parties hereto. This Agreement shall be binding upon and inure to the benefit of successors, assigns and heirs of the parties hereto.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

GRANTOR OAKTREE CAPITAL MANAGEMENT LIMITED

By:
Name: Title:

By:
Name: Title:

RECIPIENT

[NAME]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

GRANTOR OAKTREE CAPITAL MANAGEMENT LIMITED

By:
Name: Title:

By:
Name: Title:

RECIPIENT

[NAME]